Exhibit 99.1

Press release, dated April 20, 2007: "Corgi International Limited Files with the Securities and Exchange Commission a Form F-3 Registering ADSs For Resale and Form 6-K Containing Financial Statements and Executive Employment Agreements"

HONG KONG--(BUSINESS WIRE)--Corgi International Limited (Nasdaq GM:CRGI) announces the initial filing with the SEC of Form F-3 seeking to register approximately 8.6 million American Depositary Shares, or ADSs (including approximately 1.1 million ADSs issuable upon exercise of existing warrants) for resale and the filing of a Form 6-K with financial statements, including pro forma financial statements for the six-month period ended September 30, 2006 and the fiscal year ended March 31, 2006, reflecting the Company's recent merger with Master Replicas, its acquisition of Cards Inc, and other financings.

As required by registration rights agreements entered into in connection with Corgi's December private financings and merger with Master Replicas, on April 19, 2007 Corgi filed a registration on Form F-3 with the SEC registering 8,616,755 ADSs for resale (including 1,090,968 ADSs issuable upon exercise of existing warrants). The Company also filed a Form 6-K with the SEC containing the following financial statements:

  Unaudited pro forma financial statements for the six-month period ended September 30, 2006 and for the fiscal year ended March 31, 2006 (the pro forma financial statements reflect the closing in December of Corgi's recent transactions, including the merger with Master Replicas, the acquisition of Cards Inc., the closing of $17.6 million of financing, and the sale of its China factory);
  Restated unaudited financial statements for Corgi as a stand-alone entity for the six-month period ended September 30, 2006 and restated audited financial statements for Corgi as a stand-alone entity for the fiscal year ended March 31, 2006;
  Unaudited financial statements for Master Replicas for the six-month period ended September, 30, 2006 and audited financial statements for Master Replicas for the three-month period ended March 31, 2006, audited financial statements for the fiscal years ended December 31, 2004 and 2003, and audited financial statements for fiscal year ended December 31, 2005;
  Audited financial statements for Cards Inc. Limited for the fiscal years ended July 31, 2006, 2005 and 2004.

The principal reason for restating the Corgi stand-alone March 31, 2006 financial statements was the sale of the Company's China factory and the consequent need to treat those operations as discontinued.

Corgi expects to file its annual report for the year ended March 31, 2007 with the SEC on Form 20-F prior to the Registration Statement of Form F-3 being declared effective.

CEO Michael Cookson commented, "Corgi is working to complete these required filings and integrate its operations on a global basis. The company will not receive any of the proceeds from the sale of shares being registered at this time, other than proceeds the company may receive upon the exercise of the warrants, but is seeking to provide liquidity for our investors. We are maintaining the guidance we issued on February 20, 2007 regarding our fiscal year ending March 31, 2008 and look forward to bringing our new products to market in conjunction with our licensors."

About Corgi International

Corgi International develops and markets a wide variety of high quality licensed and unlicensed pop culture collectibles, gifts and toys - ranging from high end movie and television prop replicas to lower price-point gifts and toys. The company holds licenses for many of the top film franchises of all time, including Batman, Disney Classics, Harry Potter, James Bond, Pirates of the Caribbean, Spider-Man 3, Star Trek, Star Wars and others. The company is headquartered in Hong Kong, with offices in Walnut Creek, CA, Chicago, IL, and the United Kingdom.

Caution Regarding Forward-Looking Statements

Certain statements in this release are forward-looking, including statements concerning anticipated revenues and margins. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, changes in market demand for Corgi International products, changes in economic conditions, dependence on certain customers and licensing partners, and other risks described in the company's annual report on Form 20-F for the fiscal year ended March 31, 2006. The company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact:

The BlueShirt Group
Peter Ausnit, 415-217-5863 (Investor Relations)
Peter@BlueShirtGroup.com